Exhibit (99)(b)

Wachovia Bank, National Association

Unaudited Financial Information

For the Year Ended December 31, 2008

The “Bank” as noted herein refers to Wachovia Bank, National Association.

WACHOVIA BANK, NATIONAL ASSOCIATION

Supplementary Income Statement Information

(Unaudited)

Year Ended December 31, 2008
(In millions)
INTEREST INCOME
Interest and fees on loans	$22,425
Interest and dividends on securities	5,219
Trading account interest	1,203
Other interest income	1,155

Total interest income	30,002

INTEREST EXPENSE
Interest on deposits	9,286
Interest on borrowings	4,764

Total interest expense	14,050

Net interest income	15,952
Provision for credit losses	16,769

Net interest income after provision for credit losses	(817)

FEE AND OTHER INCOME
Service charges and fees	4,765
Commissions	12
Fiduciary and asset management fees	1,335
Principal investing	7
Other income	(2,441)

Total fee and other income	3,678

NONINTEREST EXPENSE
Salaries and employee benefits	6,544
Occupancy and equipment	2,098
Other intangible amortization	232
Sundry expense	7,451

Total noninterest expense	16,325

Minority interest in income of consolidated subsidiaries	83

Loss before income tax benefit	(13,547)
Income tax benefit	(4,725)

Net loss	$(8,822)

WACHOVIA BANK, NATIONAL ASSOCIATION

Supplementary Statement of Changes in Stockholder’s Equity Information

(Unaudited)

Year Ended December 31, 2008
(In millions)
COMMON STOCK
Balance, December 31, 2007	$455
Purchases of common stock	—
Common stock issued	—
Common stock issued for Stock options and restricted stock	—
Acquisitions	—

Balance, December 31, 2008	455

ADDITIONAL PAID-IN CAPITAL
Balance, December 31, 2007	53,925
Preferred shares issued	—
Purchases of common stock	—
Common stock issued	—
Common stock issued for Stock options and restricted stock	—
Acquisitions	—
Contributed capital	28,500
Changes incident to business combinations	(25,110)
Deferred compensation, net	—

Balance, December 31, 2008	57,315

RETAINED EARNINGS
Balance, December 31, 2007	18,997
Cumulative effect of an accounting change, net of income taxes	(28)
Purchases of common stock	—
Net income	(8,822)
Acquisitions	—
Changes incident to business combinations	(10,147)
Cash dividends	—
Noncash dividends	—

Balance, December 31, 2008	—

ACCUMULATED OTHER COMPREHENSIVE INCOME, NET
Balance, December 31, 2007	(974)
Minimum pension liability	—
Net unrealized losses on debt and equity securities and on derivative financial instruments	938
Changes incident to business combinations	36

Balance, December 31, 2008	—

Total stockholder’s equity, December 31, 2008	$57,770

WACHOVIA BANK, NATIONAL ASSOCIATION

Supplementary Statement of Cash Flows Information

(Unaudited)

Year Ended December 31, 2008
(In millions)
OPERATING ACTIVITIES
Net loss	$(8,822)
Adjustments to reconcile net income to net cash provided (used) by operating activities
Accretion and amortization of securities discounts and premiums, net	11
Provision for credit losses	16,726
Loss on securitization transactions	350
Gain on sale of mortgage servicing rights	(1)
Securities transactions. . .	3,430
Depreciation and other amortization	949
Trading account assets, net	8,034
Loss on sales of premises and equipment	6
Valuation losses on bank-owned separate account life insurance	314
Loans held for sale, net	7,034
Deferred interest on certain loans	(556)
Other assets, net	(11,836)
Trading account liabilities, net	(2,398)
Other liabilities, net	(6,042)

Net cash provided by operating activities	7,199

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
Sales of securities	82,799
Maturities of securities	147,407
Purchases of securities	(186,511)
Origination of loans, net	(6,379)
Sales of premises and equipment	529
Purchases of premises and equipment	(1,516)
Goodwill and other intangible assets	(7,901)
Purchase of bank-owned separate account life insurance, net	2,103

Net cash provided by investing activities	30,531

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
Decrease in deposits, net	(30,192)
Securities sold under repurchase agreements and other short-term borrowings, net	39,450
Issuances of long-term debt	27,839
Payments of long-term debt	(31,928)
Capital contributed from Parent	28,500

Net cash provided by financing activities	33,669

Increase in cash and cash equivalents	71,399
Cash and cash equivalents, beginning of year	25,119

Cash and cash equivalents, end of year	$96,518

CASH PAID FOR
Interest	$14,430
Income taxes	1,759
NONCASH ITEMS
Transfer to securities from loans held for sale resulting from securitizations	3,111
Transfer to trading account assets from securities	6,077
Transfer to loans from loans held for sale	2,210
Cumulative effect of an accounting change, net of income taxes	$(28)

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